Exhibit 99.2

FOR IMMEDIATE RELEASE

Alpha Natural Resources Acquires Massey Energy Company,

Creating a Global Leader in Metallurgical Coal Supply

ABINGDON, Va., June 1, 2011 – Alpha Natural Resources, Inc. (NYSE: ANR) announced today that it has completed its acquisition of Massey Energy Company, creating a premier coal company in the United States and a global leader in metallurgical coal supply. In accordance with the terms of the definitive merger agreement announced on January 29, 2011, Massey stockholders receive 1.025 shares of common stock of Alpha and $10.00 in cash for each share of Massey common stock they owned at today’s closing. Massey stockholders now own approximately 46 percent and stockholders of Alpha prior to the merger now own approximately 54 percent of Alpha on a fully diluted basis.

Alpha Natural Resources now controls the second largest coal reserve base in the U.S. with approximately five billion tons in the major coal basins of Central and Northern Appalachia, the Illinois Basin and the Powder River Basin. Furthermore, Alpha’s metallurgical reserve base is among the largest and highest-quality in the world. Alpha’s diversified assets now include approximately 150 coal mines and 40 preparation plants. Pro forma revenues of $6.9 billion in 2010 also rank Alpha second among U.S. coal suppliers.

“Today’s transaction is transformational for Alpha Natural Resources, the Central Appalachian region and the U.S. coal industry. Alpha is now a global industry leader. This combination significantly enhances Alpha’s industry position through the inclusion of complementary mining assets and a combined workforce that is 14,000 people strong,” said Kevin Crutchfield, Alpha Natural Resources’ chief executive officer. “We are now twice the people, with twice the energy, powering the world.”

Crutchfield continued, “We appreciate the support of our shareholders and all our stakeholders as we create a leader in Central Appalachia. As we go forward following the closing of this transaction, Alpha will maintain its focus on execution on all fronts—safety, environmental stewardship, operational excellence and industry-leading financial performance driven by consistent free cash flow generation. We will immediately begin building upon our history of successful integrations, including implementing Alpha’s unique employee-driven Running Right philosophy of safety and environmental stewardship across the businesses. With this acquisition, Alpha is well-positioned to capitalize on strong global demand growth for both thermal and metallurgical coals, while delivering excellent quality and service to our domestic customers.”

About Alpha Natural Resources

Alpha Natural Resources is one of America’s premier coal suppliers with coal production capacity of greater than 120 million tons a year. Alpha is the nation’s leading supplier and exporter of metallurgical coal used in the steel-making process and is a major supplier of thermal coal to electric utilities and manufacturing industries across the country. The Company, through its affiliates, employs approximately 14,000 people and operates approximately 150 mines and 40 coal preparation facilities in Appalachia and the Powder River Basin. More information about Alpha can be found on the Company’s Web site at www.alphanr.com.

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One Alpha Place  •   P.O. Box 2345  •  Abingdon, Virginia 24212  •  866-322-5742  •  276-619-4410  •  www.alphanr.com

Forward Looking Statements

Information set forth herein contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995, which involve a number of risks and uncertainties. Alpha and Massey caution readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. Such forward-looking statements include, but are not limited to, statements about the benefits of the business combination transaction involving Alpha and Massey, including future financial and operating results, the combined company’s plans, objectives, expectations (financial or otherwise) and intentions and other statements that are not historical facts.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the outcome of pending or potential litigation or governmental investigations; the risk that the businesses will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; uncertainty of the expected financial performance of Alpha following completion of the proposed transaction; Alpha’s ability to achieve the cost savings and synergies contemplated by the proposed transaction within the expected time frame; disruption from the proposed transaction making it more difficult to maintain relationships with customers, employees or suppliers; the calculations of, and factors that may impact the calculations of, the acquisition price in connection with the proposed merger and the allocation of such acquisition price to the net assets acquired in accordance with applicable accounting rules and methodologies; general economic conditions that are less favorable than expected; changes in, renewal of and acquiring new long term coal supply arrangements; and competition in coal markets. Additional information and other factors are contained in Alpha’s and Massey’s filings with the Securities and Exchange Commission (the “SEC”), including Alpha’s and Massey’s Annual Reports on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings, which are available at the SEC’s web site http://www.sec.gov. Alpha and Massey disclaim any obligation to update and revise statements contained in these materials based on new information or otherwise.

Investor Contact

Todd Allen, CFA

Vice President, Investor Relations

276-739-5328

tallen@alphanr.com

Media Contact

Ted Pile

Vice President, Corporate Communications

276-623-2920

tpile@alphanr.com

Karen Hanretty

Qorvis

276-739-4960

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